Exhibit 10.30

November 12, 2009

Memorandum of Understanding

This letter serves as a general memorandum of understanding between IC Isaacs (herein referred to as “the Company”), a Delaware corporation and Jenno Holdings, Inc., a New York corporation (herein referred to as “the Contractor”) for Jenno Holdings to serve as an independent Contractor for IC Isaacs.

Whereas the Contractor brings the idea, concept and market research and whereas the Company brings operating and financial resources and both Contractor and Company bring marketing knowledge and expertise, the Company desires to engage the Contractor to provide for merchandising, marketing and sales services related to the development and launch of a clothing line (“Product”) targeted at the lacrosse active sports apparel segment (the “Concept”) pursuant to the following terms. The Concept will be developed and executed under the brand name “FLOW SOCIETY” and derivatives thereof, (e.g. Flow LAX), The Concept will be introduced as a separate division (“Division”) of IC Isaacs and will report directly to Robert S. Stec, its CEO and President.

In exchange for providing the financial and operating resources necessary to bring the Concept to market, the Contractor agrees to share the ownership of the Concept with the Company in the following manner: Isaacs will own 55% of the Division responsible for the Concept and the Contractor will own the remaining 45%. The Company shall register and maintain responsibility for the legal defense of all trademarks reference the Concept and Division, including “Flow Society” and “Flow Lax” (“Trademarks”) at Company’s sole cost and expense.  The Trademarks shall be owned 55% to Company and 45% to Contractor and ownership of said Trademarks will be outlined in a separate written document to be executed at the time of the Trademark applications being filed with the USPTO.

Additionally, Company will provide the Contractor with a services contract agreement that will supply the Contractor with an agreed upon monthly minimum sum of compensation, commissions and bonuses as set forth below.

Beginning in November 2009 and continuing through and including February 2010 (“Initial Period”), Contractor will be paid at a rate of $15,000 per month (“Contractor Fee”), payable on the fifth (5th) day of each month. During the Initial Period and all periods thereafter, the Company shall provide Contractor with an office at Company’s main New York City location as well as all as provide Contractor with support in the office, with production, and provide professional (e.g. accounting)support.

Following the Initial Period, the Company reserves the right, at its sole discretion, to terminate or extend the contract beyond the Initial Period based on the timely execution and the bookings performance of the Concept under the guidance of the Contractor as set forth below.  If  at the end of the Initial Period, gross shipments of the Product has exceeded $1,000,000.00, then beginning as of March, 2010 the Company shall be required to proceed with the Concept and Division and the Contractor will receive minimum compensation the sum of $25,000 per month, in addition to commissions as set forth below.  All monthly payments of the Contractor Fee described above will serve as an advance against the Management Fee as further described, below.

Contractor shall be paid a management fee at a rate of 2.5% for first $10mm of shipments annually; 1.5% for second $10mm annually; 1% on all sales over $20mm annually (“Management Fee”).  The Management Fee will be reconciled and paid quarterly against advance payments (described above) as follows: net shipments multiplied by commission rate equals gross Management Fee due minus advanced compensation equals net Management Fee due to Contractor. If there is a deficit no Management Fee will be due and the deficit will be carried over to the following quarter. The Management Fee will be paid to Contractor on a 1099 basis.

In addition to the above Contractor Fee and Management Fee, Company will further pay Contractor to serve as its Exclusive Sales Agent for the Division and Products (“Exclusive Sales Agent Arrangement”). Company agrees to engage no other person or entity to serve as a sales agent for the Product or Division other than the Contractor without the express written consent of Contractor.  Under said Exclusive Sales Agent Arrangement, Contractor shall be paid  10% of net sales of the Division (Gross sales less chargebacks, returns, allowances and damages) (hereinafter “Exclusive Sales Agent Fee”) which shall be paid to Contractor on a quarterly basis in the amount of 85% of the Exclusive Sales Agent Fee when due, with the other 15% being retained by the Company until the following quarter when it shall be paid to Contractor.  The Exclusive Sales Agent Fee for the fourth quarter of each year will be paid to Contractor no later than February 15th of the year following the period for which the Exclusive Sales Agent Fee is earned.

At the end of each year, all earned and accrued sales commissions will be reconciled and paid in full based on annual net sales after all markdowns, returns, allowances, etc. This compensation shall be coverage for all “selling expenses” of the Division including sales travel, all selling personnel, travel and entertainment for the purposes of sales. It will not include cost of samples and trade shows which will be covered as a divisional expense within the divisional budget. The management and payment of all of the “selling expenses” will be managed and paid by the Contractor with the monies collected from this agent commission and will in no way be the responsibility of the operating Division or the parent Company. Any compensation for persons used in the selling process will be the responsibility of the Contractor and will not be employees or contractors of or for the Company.

In addition to the above, Contractor shall receive 45% of licensing fees and/or royalties (including any up-front royalties) (hereinafter “Licensing/Royalty Fees”) generated from the above mentioned marks that may be licensed to product categories other than the categories produced by the Company, at the time those Licensing/Royalty Fees fees are received by Company.

The Contractor has provided the Company with a “short-form” budget for the Initial Period which has been approved by the Company.  Additionally, Contractor has provided Company with a detailed expense and revenue budget for the period of March 2010 through December 2010 which Company has approved. Beginning in March 2010, so long as gross shipments of the product related to the Concept have exceeded $1,000,000 then Company agrees to pay all expenses related to the Concept as set forth in that budget; thereafter budgets will then be jointly developed and reviewed for each additional year no later than November of the year prior.  Additional expenses for the Concept other than those set forth in the approved budgets will only be approved and covered by the Company if they are included and approved in the budgeted format. All major business decisions specifically related to the Division, Concept and products related to the Division and/or Concept shall be discussed jointly between Company and Contractor, but the final decision with regards to business operating principles, distribution channels (other than sporting goods chains, mid-tier department stores and specialty lacrosse stores), inventory purchases (other than for those products which have been pre-sold) will be at the sole discretion of the company and the CEO.  Notwithstanding the above, all payments for designers, samples and any other agreed upon marketing and/or advertising fees for the Product shall be paid by Company to that vendor directly upon presentation of an invoice for same.

Under separate agreement, to be executed within sixty (60) days following the full execution of this Agreement, the Company will provide a “put/call” option that would enable both parties to buy out the other in a period defined as 3 to 5 years after the initial shipment of product to targeted retailers, anticipated to occur in or about March 2010.

If following the Initial Period described above, the Company does not proceed with the concept, Contractor may exercise the option to purchase Company’s 55% ownership in the division and the Trademarks from the Company for the sum of the expenses incurred in the project to that date less any Contractor Fees paid to Contractor.  If Contractor does not exercise said purchase option then Contractor nonetheless may utilize the Trademarks in any manner it deems appropriate with the Company maintaining a 20% ownership interest in the Trademarks and Concept.

If at any time during the term of this or a more formal agreement between Company and Contractor, the principal of the Contractor is convicted of a felony, the agreement between Company and Contractor shall terminate. Upon termination of the agreement as a result of the above, Company shall be under no further obligation to pay the Contractor Fee, however Company shall continue to pay Contractor all Management Fees and Exclusive Sales Agent Fees which are due and owing at the time of termination through the delivery of all pending shipments for Product.  After that compensation is fulfilled, the Company will have no agreement with the Contractor or any of its employees other than to pay Contractor any Licensing/Royalty Fees as set forth above, as and when received by the Company. Upon termination as set forth herein, ownership of the Concept and Division will remain co-owned for a reasonable period of time (no less than 1 year and no greater than 3 years) until future disposition at the sole discretion of the Company at a formulated fair market value to be addressed in the formal agreement discussed below  At that time, 45% of the value earned by the sale of the Division will be paid to Contractor unless otherwise agreed upon by the parties in writing.

If Company utilizes the services of Contractor or agents of Contractor for any purpose other than the Concept, it shall enter into a separate written consulting agreement with Contractor for those additional services.

The parties hereto agree that during the term of any Agreement between the parties, they will not compete, or cause to compete with one another, by entering to an agreement with any other third party as it relates to the Concept (i.e. lacrosse sport segment market).

A formal contract agreement will be executed within forty-five (45) days of the date below, as a result of this memorandum being signed and put in place by both parties. Signed and agreed to this day, November 13, 2009

I.C. ISAACS, L.P.		JENNO HOLDINGS, INC

By:	/s/ Robert S. Stec	By:	/s/ Anthony Ottimo
Name:	Robert S. Stec	Name:	Anthony Ottimo
Title:	CEO	Title:	PRESIDENT